UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2007

NESTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-12965	13-3163744
(Commission File Number)	(IRS Employer Identification Number)

42 Oriental Street; Third Floor, Providence, Rhode Island

(Address of principal executive offices)

(401) 274-5658

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

On April 23, 2007, Nestor, Inc. (the “Company”) received notice from The Nasdaq Stock Market (“Nasdaq”) that because the Company’s stock traded below $1.00 for a period of 30 consecutive business days, it did not comply with the minimum requirement for continued inclusion in Nasdaq under Marketplace Rule 4310(c)(4). Accordingly, the Company has been notified that it will have 180 calendar days or until October 22, 2007, to meet this compliance requirement. The Company must, within the next 180 days, bring the bid price of its stock back above $1.00 per share for 10 or more consecutive business days.

If compliance cannot be demonstrated by October 22, 2007, Nasdaq staff will determine whether the Company meets Nasdaq’s Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c) except for the 10-day bid price requirement. If the Company does not meet these other initial listing criteria, Nasdaq staff will provide written notification to the Company that its securities will be delisted. In that event, the Company may appeal the staff’s determination. If the Company meets the initial listing criteria except for the bid price requirement, then Nasdaq staff will notify the Company that it has been granted an additional 180 calendar days to fully comply. A delisting of the Company’s stock for more than five consecutive days or for more than an aggregate of 10 days in any 365-day period would constitute an event of default under the terms of the Company’s 7% Senior Secured Convertible Notes dated May 25, 2006. A default under the 7% Notes would in turn be a default under the Company’s 5% Senior Convertible Notes due October 31, 2007.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Exhibit

99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NESTOR, INC.

	By:	/s/ Nigel P. Hebborn
Nigel P. Hebborn
Executive Vice President, Treasurer and CFO

Date: April 27, 2007